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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*



                     CRESCENDO PHARMACEUTICALS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  225637 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 3, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                 [ ]      Rule 13d-1(b)

                 [X]      Rule 13d-1(c)

                 [ ]      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

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
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CUSIP No. 225637 10 7                                         13G                                        Page 2 of 4 Pages
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
    1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)
          WOODBOURNE PARTNERS, L.P.

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    2     Check the Appropriate Box if a Member of a Group (See Instructions)                  (a) []
                                                                                               (b) []
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    3      SEC Use Only

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    4     Citizenship or Place of Organization
          MISSOURI

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     Number of               5     Sole Voting Power
                                   862,500
      Shares                 ------------------------------------------------------------------------------------------------------
                             6     Shared Voting Power
    Beneficially
                                   -0-
    Owned by                 ------------------------------------------------------------------------------------------------------
                             7     Sole Dispositive Power
      Each
                                   862,500
    Reporting                ------------------------------------------------------------------------------------------------------
                             8     Shared Dispositive Power
   Person With
                                   -0-
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    9     Aggregate Amount Beneficially Owned by Each Reporting Person

          862,500
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   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  _


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   11     Percent of Class Represented by Amount in Row (9)

          17.4%
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   12     Type of Reporting Person (See Instructions)

          PN
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
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
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CUSIP No.  225637 10 7                                                13G                                   Page 3 of 4 Pages
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
ITEM 1(A)        Name of Issuer:
                 --------------

                 CRESCENDO PHARMACEUTICALS CORPORATION

ITEM 1(B)        Address of Issuer's Principal Executive Offices:
                 ------------------------------------------------

                 1454 PAGE MILL ROAD
                 PALO ALTO, CALIFORNIA 94304

ITEM 2(A)        Name of Person Filing:
                 ---------------------

                 WOODBOURNE PARTNERS, L.P.

ITEM 2(B)        Address of Principal Business Office:
                 ------------------------------------

                 200 N. BROADWAY, SUITE 825
                 ST. LOUIS, MISSOURI 63102

ITEM 2(C)        Place of Organization:
                 ---------------------

                 MISSOURI

ITEM 2(D)        Title of Class of Securities:
                 ----------------------------

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE

ITEM 2(E)        CUSIP Number:
                 ------------

                 225637 10 7

ITEM 3           If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

         (a).    [   ]    Broker or Dealer registered under Section 15 of the Act;

         (b).    [   ]    Bank as defined in Section 3(a)(6) of the Act;

         (c).    [   ]    Insurance company as defined in Section 3(a)(19) of the Act;

         (d).    [   ]    Investment company registered under Section 8 of the Investment Company Act of 1940;

         (e).    [   ]    An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f).    [   ]    An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

         (g).    [   ]    A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

         (h).    [   ]    A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i).    [   ]    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                          Investment Company Act of 1940;

         (j).    [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                 If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ].
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
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CUSIP No.  225637 10 7                                                13G                                Page 4 of 4 Pages
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
ITEM 4.          Ownership.
                 ---------

         (a)     Amount beneficially owned:        862,500

         (b)     Percent of Class:                 17.4%

         (c)     Number of Shares as to which the person has:

                 (i)      Sole power to vote or direct the vote:                     862,500

                 (ii)     Shared power to vote or direct the vote:                   -0-

                 (iii)    Sole power to dispose or to direct the disposition of:     862,500

                 (iv)     Shared power to dispose or to direct the disposition of:   -0-

ITEM 5.          Ownership of Five Percent or Less of a Class.
                 --------------------------------------------

         NOT APPLICABLE.

ITEM 6.          Ownership of More than Five Percent on Behalf of Another Person.
                 ---------------------------------------------------------------

         NOT APPLICABLE.

ITEM 7.          Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                 Holding Company.
                 ---------------------------------------------------------------------------------------------------------------

         NOT APPLICABLE.

ITEM 8.          Identification and Classification of Members of the Group.
                 ---------------------------------------------------------

         NOT APPLICABLE.

ITEM 9.          Notice of Dissolution of Group.
                 ------------------------------

         NOT APPLICABLE.

ITEM 10.         Certification.
                 -------------


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         Dated:  March 6, 1998          WOODBOURNE PARTNERS, L.P.,

                                        by its General Partner, CLAYTON
                                        MANAGEMENT COMPANY



                                        /s/ John D. Weil
                                        ------------------------
                                        John D.  Weil, President